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                                                                     EXHIBIT 3.1


                    RESTATED CERTIFICATE OF INCORPORATION OF
                                  USA.NET, INC.

         John Street hereby certifies that:

         1. The original name of this corporation is USA.NET, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is March 12, 1997.

         2. He is the duly elected and acting President of USA.NET, Inc., a Delaware corporation.

         3. The Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

                                       I.

         The name of the corporation is USA.NET, Inc. (the "Corporation" or the "Company").

                                       II.

         The address of the registered office of the Company in the State of Delaware is:

                               1209 Orange Street
                               City of Wilmington
                           County of New Castle, 19801

         The name of the Company's registered agent at said address is The Corporation Trust Company.

                                      III.

         The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

         A. This Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is twenty-two million eight hundred seventy-eight thousand seven hundred fourteen (22,878,714) shares, sixteen million six hundred fifty-five thousand nine hundred eighty-eight (16,655,988) shares of which shall be Common Stock (the "Common Stock") and six million two hundred twenty-two thousand seven hundred twenty-six (6,222,726) shares of which shall be Preferred Stock (the "Preferred Stock"). The Common Stock shall have a par value of one-tenth of one cent ($.001) per share and the Preferred Stock shall have a par value of one-tenth of one cent ($.001) per share.




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         B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding and reserved for issuance upon conversion of the Preferred Stock) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

         C. One million one hundred thousand (1,100,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"), one million fifty-five thousand one hundred fifty-eight (1,055,158) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"), two million thirty-three thousand six hundred seventy (2,033,670) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred") and two million thirty-three thousand eight hundred ninety-eight (2,033,898) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred"). The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are hereinafter collectively referred to as the "Series Preferred."

         D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

            1. DIVIDEND RIGHTS.

               a. Holders of Series B Preferred, Series C Preferred and Series D Preferred, in preference to the holders of Series A Preferred and Common Stock of the Company shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of six percent (6%) of the Original Issue Price per annum on each outstanding share of Series B Preferred, Series C Preferred and Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative from the Original Issue Date of the Series D Preferred (as defined in Section 4(e) below). The Original Issue Price of the Series B Preferred shall be Five Dollars Sixty-Nine Cents ($5.69), the Original Issue Price of the Series C Preferred shall be Six Dollars Seventy-Nine Cents ($6.79) and the Original Issue Price of the Series D Preferred shall be Fourteen Dollars Seventy-Five Cents ($14.75). So long as any shares of Series B Preferred, Series C Preferred or Series D Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other series of Preferred Stock ranking junior to the Series B Preferred, Series C Preferred or Series D Preferred with respect to dividends or on any Common Stock, nor shall any shares of Preferred Stock ranking junior to the Series B Preferred, Series C Preferred or Series D Preferred with respect to dividends or any Common Stock be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends on the Series B Preferred,




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Series C Preferred and Series D Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Series A Preferred or Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series B Preferred, Series C Preferred and Series D Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Series A Preferred or Common Stock.

               b. Holders of Series A Preferred, in preference to the holders of Common Stock of the Company shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of six percent (6%) of the Original Issue Price per annum on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative from the Original Issue Date. The Original Issue Price of the Series A Preferred shall be Four Dollars Seventy-Six Cents ($4.76). So long as any shares of Series A Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other series of Preferred Stock ranking junior to the Series A Preferred with respect to dividends or on any Common Stock, nor shall any shares of Preferred Stock ranking junior to the Series A Preferred with respect to dividends or any Common Stock be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends on the Series A Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

               c. The provisions of Section 1(a) and 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any capital stock of the Company in exchange for shares of any other capital stock of the Company, or (iii) (A) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors, or (B) any repurchase of any outstanding securities by the Company pursuant to the Second Amended and Restated Investor Rights Agreement dated on or about August 11, 1998, as amended from time to time.

            2. VOTING RIGHTS. Except as otherwise provided by law or elsewhere herein, the Series Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.




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                  a. ELECTION OF BOARD OF DIRECTORS.

                     (i) For so long as the authorized size of the Company's Board of Directors is five (5) or more, (i) the holders of Series C Preferred, voting as a separate class, for so long as at least 250,000 shares of Series C Preferred remain outstanding (as adjusted for any stock split, reverse stock split or similar event affecting the Series C Preferred), shall be entitled to elect one (1) member of the Company's Board of Directors (which person shall be designated by Premiere Technologies, Inc. ("Premiere") for so long as Premiere holds at least 150,000 shares of Series C Preferred) at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (ii) the holders of Series B Preferred, voting as a separate class, for so long as at least 250,000 shares of Series B Preferred remain outstanding (as adjusted for any stock split, reverse stock split or similar event affecting the Series B Preferred), shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (iii) the holders of Series A Preferred, voting as a separate class, for so long as at least 500,000 shares of Series A Preferred remain outstanding (as adjusted for any stock split, reverse stock split or similar event affecting the Series A Preferred), shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (iv) the holders of Series Preferred, voting together as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors (which person shall be designated by Philadelphia Ventures Liberty Fund, L.P. ("Philadelphia") for so long as Philadelphia holds at least 100,000 shares of Series Preferred) at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director and (v) the holders of Common Stock and Series Preferred, voting together as a class, shall be entitled to elect all remaining members of the Board of Directors, one of whom shall be the then current Chief Executive Officer of the Company.

                     (ii) Notwithstanding the foregoing, (A) in the event that there are at least 250,000 shares of Series B Preferred outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred) and the authorized size of the Company's Board of Directors is seven (7) or more, the holders of Series B Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors and (B) in the event that there are at least 250,000 shares of Series C Preferred outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series C Preferred) and the authorized size of the Company's Board of Directors is seven (7) or more, the holders of Series C Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors (which persons shall be designated by Premiere for so long as Premiere holds at least 150,000 shares of Series C Preferred) at each meeting or pursuant to each consent of the Company's stockholders for



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the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

                  b. SEPARATE VOTE OF SERIES B PREFERRED. For so long as at least 250,000 shares of Series B Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series B Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series B Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions:

                     (i) Any amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that materially and adversely affects the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series B Preferred; and

                     (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series B Preferred in liquidation preference, voting rights or dividends rights or any increase in the authorized or designated number of any such new class or series.

                  c. SEPARATE VOTE OF SERIES C PREFERRED. For so long as at least 250,000 shares of Series C Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series C Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than two-thirds in interest of the outstanding Series C Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions:

                     (i) Any amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that materially and adversely affects the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series C Preferred; and

                     (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred in liquidation preference, voting rights or dividends rights or any increase in the authorized or designated number of any such new class or series.

                  d. SEPARATE VOTE OF SERIES D PREFERRED. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series D Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions:




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                     (i) Any agreement by the Company or its stockholders
regarding an Asset Transfer or Acquisition (each as defined in Section 3(e)) in which the holders of Series D Preferred would receive an amount per share of Series D Preferred less than the Series D Preferred Liquidation Value;

                     (ii) Any amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that materially and adversely affects the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series D Preferred; and

                     (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series D Preferred in liquidation preference, voting rights or dividends rights or any increase in the authorized or designated number of any such new class or series.

                  e. SEPARATE VOTE OF THE SERIES PREFERRED. For so long as at least 500,000 shares of Series Preferred, (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series Preferred, voting together as a separate class, shall be necessary for effecting or validating any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition.

               3. LIQUIDATION RIGHTS.

                  a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Series A Preferred, Series B Preferred, Series C Preferred or Common Stock, the holders of Series D Preferred shall be entitled to be paid out of the assets of the Company an amount per share equal to the sum of the Original Issue Price of the Series D Preferred plus all declared and unpaid dividends on the Series D Preferred (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Series D Preferred Liquidation Value"). If, upon any liquidation, dissolution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series D Preferred of the Series D Liquidation Value, then such assets shall be distributed among the holders of Series D Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled.

                  b. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after the distribution has been made pursuant to Section 3(a) above, and before any distribution or payment shall be made to the holders of Series A Preferred or Common Stock, the holders of Series B Preferred and Series C Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series B Preferred and Series C Preferred equal to (i) with respect to the Series B Preferred, the sum of the Original Issue Price of the Series B Preferred plus all declared and unpaid dividends on the Series B Preferred (as adjusted for stock



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dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Series B Preferred Liquidation Value") and (ii) with respect to the Series C Preferred, the sum of the Original Issue Price of the Series C Preferred plus all declared and unpaid dividends on the Series C Preferred (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Series C Preferred Liquidation Value"). If, upon any liquidation, dissolution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred and Series C Preferred of the liquidation preferences set forth in this Section 3(b), then such assets shall be distributed among the holders of Series B Preferred and Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  c. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after the distributions have been made pursuant to Sections 3(a) and 3(b) above, and before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred equal to the Original Issue Price of the Series A Preferred plus all declared and unpaid dividends on the Series A Preferred (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Series A Preferred Liquidation Value"). If, upon any liquidation, dissolution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the Series A Preferred Liquidation Value, then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled.

                  d. After the payment of the full liquidation preferences of the Series D Preferred as set forth in Section 3(a) above, the Series B Preferred and Series C Preferred as set forth in Section 3(b) above and the Series A Preferred as set forth in Section 3(c) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock. The holders of Series Preferred shall be entitled to participate in distributions to holders of the Common Stock such that, after giving effect to all distributions pursuant to Section 3(a), 3(b) and 3(c), the holders of Series Preferred receive aggregate distributions equal to the greater of the Series D Preferred Liquidation Value, Series C Preferred Liquidation Value, Series B Preferred Liquidation Value or Series A Preferred Liquidation Value, as applicable, and the amounts such holders would have received if the Series D Preferred, Series C Preferred, Series B Preferred or Series A Preferred had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Company.

                  e. The following events shall be considered a liquidation under this Section:

                     (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or




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reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

                     (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

               4. CONVERSION RIGHTS.

               The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

                  a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Series Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

                  b. CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Preferred Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Preferred Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Preferred Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "Series D Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the "Series D Preferred Price," calculated as provided in Section 4(c).

                  c. CONVERSION PRICE. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Preferred Price"). The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the "Series B Preferred Price"). The conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the "Series C Preferred Price"). The conversion price for the Series D Preferred shall initially be the Original Issue Price of the Series D Preferred (the "Series D Preferred Price"). The Series A Preferred Price, Series B Preferred Price, Series C Preferred Price and Series D Preferred Price shall collectively be referred to as the "Preferred Prices," and each a "Preferred Price." Such initial Preferred Prices shall be adjusted from time to time in accordance with this Section 4. All references to each Preferred Price herein shall mean such Preferred Price as so adjusted.




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                  d. MECHANICS OF CONVERSION. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this
Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series D Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the applicable Preferred Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Preferred Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Preferred Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Preferred Price then in effect by a fraction
(1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Preferred Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Preferred Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.



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                  g. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the
Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series Preferred or with respect to such other securities by their terms.

                  h. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(e) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  i. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(e)) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4, as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Preferred Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                  j. SALE OF SHARES BELOW APPLICABLE PREFERRED PRICE.

                     (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (j)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 4(e) above, for an Effective Price (as defined in subsection (j)(iv) below) less than the then effective applicable Preferred Price, then and in each such case the then existing applicable Preferred Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Preferred Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (j)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Preferred Price, and
(ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date whether or not then exercisable.

                     (ii) For the purpose of making any adjustment required under this Section 4(j), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (j)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                     (iii) For the purpose of the adjustment required under this
Section 4(j), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Preferred Price, in each case the

Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that, if in the case of Convertible Securities, the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that, if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that, if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the applicable Preferred Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Preferred Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Preferred Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

                     (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(j), whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon conversion of the Series Preferred; (2) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) (collectively, the "Option Shares") after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board, provided that, the number of Option Shares issued pursuant to this clause (2) does not exceed twenty percent (20%) of the total outstanding capital stock of the Company (assuming conversion of all shares of Preferred Stock into Common Stock and assuming the conversion or exercise of all options, warrants or other rights to purchase capital stock of the Company, including the Option Shares issued);
(3) shares of Common Stock or Preferred Stock (and Common Stock issued or issuable upon conversion of such Preferred Stock) issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date; (4) Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination; (5) shares of Common Stock issued upon the exercise of the warrant held by BT Alex. Brown & Sons Incorporated and (6) Common Stock or Convertible Securities issued pursuant to any equipment leasing arrangement, or debt financing approved by the Board of Directors (collectively the "Debt Financing Shares") from a bank or similar financial institution which is not an affiliate of John Street; provided that the number of Debt Financing Shares issued in all such transactions does not have an aggregate value in excess of $250,000. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(j), for such Additional Shares of Common Stock.

                  k. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the applicable Preferred Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series Preferred Price at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

                  l. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(e)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(e)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                  m. AUTOMATIC CONVERSION.

                     (i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Preferred Price, (A) at any time upon the affirmative election of the holders of at least seventy percent (70%) of the outstanding shares of Series Preferred voting together as a single class, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least one hundred fifty percent (150%) of the then applicable Series D Preferred Price and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least Twenty Million Dollars ($20,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                     (ii) Upon the occurrence of the event specified in paragraph (1) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                  n. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                  o. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  p. NOTICES. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  q. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

                  r. NO DILUTION OR IMPAIRMENT. Without the consent of the holders of at least seventy percent (70%) of the outstanding Series Preferred, the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

               5. NO REISSUANCE OF SERIES PREFERRED. No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

               6. NO PREEMPTIVE RIGHTS. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

                                       V.

      A. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      B. Any repeal or modification of this Article V shall only be prospective and shall not effect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                       VI.

      For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

      A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

      B. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Company; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

      C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

                                     * * * *

      4. This Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Company.

      5. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Company. The total number of outstanding shares entitled to vote or act by written consent was 539,710 shares of Common Stock, 1,062,231 shares of Series A Preferred Stock, 883,652 shares of Series B Preferred Stock and 2,033,670 shares of Series C Preferred Stock. A majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, and more than two-thirds of the outstanding shares of Series C Preferred Stock, voting as a separate class, approved this Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, USA.NET, Inc. has caused this Restated Certificate of Incorporation to be signed by the President in Colorado Springs, Colorado this 11th day of August, 1998.



                                       USA.NET, INC.



                                       By: /s/ JOHN STREET
                                          --------------------------------------
                                          John Street
                                          Chairman of the Board, Chief Executive
                                          Officer and President